Exhibit 99.1

Chimera Investment Corporation Announces 1st Quarter 2013 Dividend of $0.09 per Share and December 31, 2012 Estimated GAAP Book Value of $3.42 per Share

NEW YORK--(BUSINESS WIRE)--March 20, 2013--The Board of Directors of Chimera Investment Corporation (NYSE: CIM) declared the first quarter 2013 common stock cash dividend of $0.09 per common share. This dividend is payable April 25, 2013, to common shareholders of record on April 1, 2013. The ex-dividend date is March 27, 2013.

As previously announced, the Company initiated a regular quarterly dividend of $0.09 per share for the third and fourth quarters of 2012 dividend and for the first and second quarters of 2013. The Board of Directors will review this program after the conclusion of the second quarter of 2013. Portions of the first quarter 2013 distribution may be ordinary income, capital gains or a return of capital.

The Company also announced today that it has estimated that as of December 31, 2012, its GAAP book value was $3.42 per share and its economic book value was $3.04 per share, compared to its estimated September 30, 2012, GAAP book value of $3.31 per share and economic book value of $2.95 per share.

Estimated economic book value considers the fair values of only the assets the Company owns or is able to dispose of, pledge, or otherwise monetize, and specifically excludes assets consolidated for GAAP but which the Company cannot dispose of, pledge or otherwise monetize. The Company's estimate of economic book value has important limitations. Should the Company sell the assets in its portfolio, it may realize materially different proceeds from the sale than estimated as of the reporting date.

The Company continues to work diligently to complete the ongoing work on becoming current on all of its filings required under applicable securities laws. The Company expects to file its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2012 by May 7, 2013, and all subsequent unfiled Quarterly Reports on Form 10-Q and the 2012 Annual Report on Form 10-K will be filed as soon as practicable.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to December 31, 2011. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com